EXHIBIT 99.1

Splash Beverage Group to Become Endovia Health Sciences; New NYSE American Ticker “EDVA” Effective Monday

New corporate identity and ticker reflect the Company’s transformation into a diversified cannabinoid-based health sciences platform

FORT LAUDERDALE, Fla., August 21, 2026 — Splash Beverage Group, Inc. (NYSE American: SBEV) (the “Company”) today announced that its corporate name will change to Endovia Health Sciences, Inc., and its common stock will begin trading on the NYSE American under the new ticker Times New Roman, Times, Serif “EDVA” effective at market open at 9:30 a.m. Eastern Time on Monday, August 24, 2026.

The name and ticker change mark an important milestone in the Company’s ongoing strategic transformation from its legacy beverage operations into a diversified cannabinoid-based health sciences platform.

The Company’s new corporate identity reflects its focus on three complementary areas: commercial pharmaceutical assets, FDA-regulated human and veterinary therapeutics, and cannabinoid-based consumer wellness and beverage products.

“This is more than a change in our name and ticker—it reflects the transformation of our business and the strategy we are executing,” said Brady Cobb, Interim Chief Executive Officer. “Over the past year, we began repositioning the Company around cannabinoid-based health sciences, acquiring differentiated pharmaceutical rights, expanding international commercialization opportunities and advancing CannEpil® through regulated human and veterinary development pathways.”

“Beginning Monday, investors will know us as Endovia Health Sciences, trading under the Times New Roman, Times, Serif EDVA. We believe the new identity better represents the business we are building and provides a platform from which we can execute our long-term strategy.”

Building Endovia Health Sciences

Endovia is building a diversified cannabinoid-based health sciences platform designed to translate science into regulated therapies and trusted health and wellness products for people and animals.

The Company’s strategy is centered on three complementary growth engines:

●	Commercial Pharmaceutical Assets — Commercializing differentiated cannabinoid-based pharmaceutical products through international distribution and strategic partnerships.

●	FDA-Regulated Therapeutics — Advancing cannabinoid-based human and veterinary therapeutics through established U.S. regulatory pathways.

●	Consumer Wellness & Beverages — Developing cannabinoid-based wellness and beverage products as regulatory frameworks and commercial opportunities evolve.

The Company recently advanced its CannEpil® veterinary development program by opening an Investigational New Animal Drug (INAD) file with the U.S. Food and Drug Administration’s Center for Veterinary Medicine, establishing the regulatory framework for the program’s continued development in the United States.

“Our focus now is execution,” Cobb continued. “We have established the platform, expanded our pharmaceutical and veterinary opportunities, and created a corporate identity that aligns with our direction. The next phase is about achieving measurable regulatory and commercial milestones and building long-term value for our shareholders.”

New Corporate Identity

Effective Monday, August 24, 2026:

Corporate Name: Endovia Health Sciences, Inc.
NYSE American Ticker: EDVA
Trading Effective: 9:30 a.m. Eastern Time
Corporate Website: EndoviaSciences.com

The name and ticker change will not affect the rights of the Company’s shareholders. Existing stock certificates will remain valid, and no action is required by shareholders in connection with the change.

Our Vision

To build a diversified cannabinoid-based health sciences platform that translates science into regulated therapies and trusted health and wellness products for people and animals.

Our Mission

Endovia Health Sciences acquires, develops and commercializes differentiated cannabinoid-based health technologies across pharmaceutical, veterinary and consumer wellness markets. Through disciplined capital allocation, scientific excellence and strategic partnerships, we strive to build scalable businesses designed to deliver meaningful healthcare innovation and long-term shareholder value.

About Endovia Health Sciences, Inc.

Endovia Health Sciences, Inc. is prioritizing its efforts toward building a diversified cannabinoid-based health sciences platform focused on acquiring, developing and commercializing differentiated cannabinoid-based health technologies across pharmaceutical, veterinary and consumer wellness markets. The Company’s strategy combines international pharmaceutical commercialization, FDA-regulated human and veterinary development, and cannabinoid-based consumer wellness and beverage opportunities.

Where Science Meets Cannabinoid Innovation.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the Company’s strategic focus and transformation, name change, efforts toward the development and commercialization of CannEpil®, and FDA-regulated pharmaceutical products for humans and animals, international expansion and future business opportunities, consumer wellness and beverage opportunities, FDA regulatory activities, anticipated trends and expectations for the Company’s business and industry and goals and expectations with respect to the Company’s new business strategy as well as the Company’s ability to achieve regulatory, commercial and financial milestones.

Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. These risks include the Company’s ability to raise the necessary capital to finance the its operations and business and product development plan, satisfy its contractual obligations including our ability to maintain the license under the license agreement for the CannEpil® product on which the Company’s initial focus depends and related agreements in connection therewith, our ability to complete required studies, establish product safety and efficacy, obtain and maintain regulatory authorizations, protect intellectual property and the risk that competitors market the same or similar products, our ability execute commercialization or strategic-partnering arrangements, the risk that that the market or demand for any resulting product we seek to commercialize in the future could be less than expected or projected, our ability to meet our debt obligations and the negative financial and operational consequences of failing to do so, our ability to comply with NYSE American’s continued listing standards and the risk that we may be delisted, the possibility that our expectations and perceived benefits with respect to our business and product development plan and strategic transactions we may pursue prove to be incorrect, and risks with respect to our ability to negotiate and execute definitive agreements, satisfy closing conditions, obtain required approvals with respect to any such strategic transaction. There can be no assurance that the Company’s goals and milestones will be achieved, that the Company or its collaborators will receive or maintain necessary regulatory authorizations or that any initiative will ultimately generate revenue.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and the Form S-1/A filed on August 20, 2026. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.